Exhibit 99.1
Corporate Communications
P: 615.269.8175
News Release
HEALTHCARE REALTY TRUST ANNOUNCES QUARTERLY DIVIDEND

NASHVILLE, Tennessee, November 2, 2022 - Healthcare Realty Trust Incorporated (NYSE:HR) (the “Company”) today announced its common stock cash dividend in the amount of $0.31 per share, payable on November 30, 2022 to Class A common stockholders of record on November 15, 2022.
Additionally, the eligible holders of the Company’s operating partnership units (“OP Units”) will receive an OP Unit distribution of $0.31 per unit equivalent to the Company’s Class A common stock dividend described above.

Healthcare Realty Trust Incorporated (NYSE: HR) is a real estate investment trust that integrates owning, managing, financing and developing income-producing real estate properties associated primarily with the delivery of outpatient healthcare services throughout the United States. As of the closing of the Healthcare Realty-Healthcare Trust of America merger on July 20, 2022, the Company was invested in over 700 real estate properties totaling approximately 44 million square feet and provided leasing and property management services to more than 30 million square feet nationwide.

Additional information regarding the Company, including this quarter's operations, can be found at www.healthcarerealty.com. Please contact the Company at 615.269.8175 to request a printed copy of this information.

In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties. These risks are discussed in filings with the Securities and Exchange Commission by Healthcare Realty Trust, including its Annual Report on Form 10-K for the year ended December 31, 2021 under the heading “Risk Factors,” and as updated in its Quarterly Reports on Form 10-Q filed thereafter. Forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims any obligation to update forward-looking statements.